Exhibit 99.1

FINANCIAL HIGHLIGHTS

(DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)

	AT OR FOR THE NINE MONTHS
	ENDED SEPTEMBER
	2004	2003
Assets	$309,048	$305,902
Net loans	$212,277	$206,959
Securities	$67,697	$74,090
Deposits	$239,569	$237,144
Shareholders’ equity	$36,268	$34,416
Net income	$1,875	$1,508
Earnings per share	$0.71	$0.57
Book value per outstanding share	$13.71	$13.03

KEY RATIOS

	AT OR FOR THE NINE MONTHS
	ENDED SEPTEMBER
	2004	2003
Return on average assets	0.80%	0.67%
Return on average equity	7.17%	5.86%
Net interest margin	3.83%	3.73%
Loans to deposits	89.68%	88.29%
Allowance for loan loss to total loans	1.20%	1.16%
Shareholders’ equity to total assets	11.74%	11.25%
Efficiency ratio	69.87%	77.86%

DIRECTORS

Robert K. Baker
Chairman

John J. Limbert
President and CEO

Ronald E. Holtman

J. Thomas Lang

Daniel J. Miller

Jeffrey A. Robb, Sr.

Samuel M. Steimel

Eddie L. Steiner

John R. Waltman

EXECUTIVE OFFICERS

John J. Limbert
President and CEO

Rick L. Ginther
Senior Vice President
Chief Lending Officer

Paul D. Greig
Senior Vice President
Chief Operation/Information Officer

Paula J. Meiler
Senior Vice President
Chief Financial Officer

STOCK PERFORMANCE & DIVIDENDS

QUARTER	TRADE PRICE		CLOSING	CASH DIVIDEND
ENDING	HIGH	LOW	PRICE	DECLARED
12/31/02	17.50	16.05	16.05	0.10
3/31/03	18.50	16.50	17.10	0.12
6/30/03	18.00	17.00	17.00	0.12
9/30/03	17.50	15.50	17.50	0.12
12/31/03	17.55	17.00	17.00	0.12
3/31/04	18.00	17.00	17.50	0.13
6/30/04	18.50	17.07	17.85	0.13
9/30/04	20.25	17.80	20.25	0.13

ADDITIONAL STOCK INFORMATION

STOCK LISTING
Common:
Symbol – CSBB.OB

STOCK TRANSFER
Registrar & Transfer Company
Attn: Investor Relations
10 Commerce Drive
Cranford, NJ 07016
(800) 368-5948

Copies of
CSB Bancorp, Inc.
S.E.C. Filings may be obtained by writing:

Paula J. Meiler, CFO
CSB Bancorp, Inc.
6 West Jackson Street
Millersburg, OH 44654
(330) 674-9015 or
(800) 654-9015

TO OUR SHAREHOLDERS

Dear Fellow Shareholder:

Our third quarter 2004 net income was 120% above the same quarter a year ago, and 2004 third quarter net income of $747,000 ($.28 per share) compares to $339,000 ($.13 per share) for the third quarter of 2003.

For the first nine months of 2004, our net income of $1,875,000 ($.71 per share) exceeds 2003’s results of $1,508,000 ($.57 per share) for the same period. This represents a year-to-date increase of 24%.

These financial results, while very impressive, warrant further explanation and analysis.

First, in September of this year we recognized a gain of $559,000 on the sale of $11 million of out-of-state tax-free bonds. We had several reasons for pursuing this sale. First, our business plan calls for increasing local public agency deposits and non-Ohio based tax-free investments are not eligible to secure these deposits, a legal requirement. Second, the value of these bonds will decline as interest rates rise. With the expectation that interest rates will continue to rise, selling these bonds today allows us to recognize these profits that would otherwise diminish had we done nothing. We have also reclassified the remaining Ohio based tax-free portfolio as available for sale and have marked their values to market. This event had the impact of increasing our equity by $736,000.

Next, we added $250,000 to our loan loss reserve, which decreases our net income but maintains the allowance for loan loss balance at a stable $2,575,000.

Finally, in the third quarter of 2003, we incurred $337,000 ($222,000 after tax) of nonrecurring salary and benefit expenses associated with severance payments to the prior CEO which reduced the 2003 third quarter income.

We believe it is significant to note that, absent the previously described events, we would still have a 3.1% increase in pre-tax income over the prior year. Additionally, our noninterest expense for the nine months would be below the prior year. We continue to concentrate on improving our controllable expenses and note that the efficiency ratio, a measure of performance, fell below 70%. This was a benchmark we had set for ourselves.

We cannot predict the future. Interest rates, however, have moved up and we believe they will continue to modestly increase. Properly managed, this should benefit our net interest income.

Our balance sheet remains strong, with loan delinquencies and credit quality at or better than our peers. We deliberately pursued a reduction in our commercial loan balances via the sale of several nonlocal loan participations. Loan participations are loans that banks may sell to one another. Local loan demand remains good with continued pressure on pricing. On the deposit side, our new Money Market Savings account has proved to be very popular as customers use this product while weighing the direction and size of rate movements.

During the quarter, Lee Miller requested we consider his desire to expand his professional background. We accommodated Lee by moving him into a role as Vice President, managing our expanding corporate cash management services plus serving as Project Manager for pending SEC/Sarbanes Oxley 404 requirements. To replace Lee, we were fortunate to hire Paula Meiler as Senior Vice President and Chief Financial Officer. Paula joins us with over 25 years of financial experience, the bulk of that time with a large regional bank holding company. The transition to their new roles has gone extremely well.

In summary, we had another solid quarter. Your stock value has reflected this by increasing in value to $20.25 as of September 30, 2004. We are grateful for the continued confidence shown in us by this 15% increase in price over the same date a year ago.

On a personal note, my wife Janice and I have completed and moved into our new home in Berlin Township, Holmes County.

As always, we welcome your inquiries and comments about your company and our progress.

Sincerely,
JOHN J. LIMBERT	ROBERT K. BAKER
President and C.E.O.	Chairman

CONSOLIDATED STATEMENTS OF CONDITION (UNAUDITED)
(DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)	SEPTEMBER 30
	2004	2003
ASSETS:
Cash and due from banks	$10,354	$10,025
Federal funds sold	8,500	3,859
Securities	67,697	74,090
Net loans	212,277	206,959
Premises & equipment, net	8,273	8,668
Other assets	1,947	2,301

TOTAL ASSETS	$309,048	$305,902

LIABILITIES:
Deposits	$239,569	$237,144
Securities sold under agreements to repurchase	12,875	13,227
Other borrowings	18,873	19,654
Other liabilities	1,463	1,461

TOTAL LIABILITIES	272,780	271,486

SHAREHOLDERS’ EQUITY:
Common stock	16,674	16,674
Additional paid-in capital	6,414	6,414
Retained earnings	13,051	12,030
Treasury stock	(627)	(763)
Accumulated other comprehensive income	756	61

TOTAL SHAREHOLDERS’ EQUITY	36,268	34,416

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$309,048	$305,902

CONSOLIDATED STATEMENTS OF EARNINGS (UNAUDITED)
(DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)	THREE MONTHS ENDED SEPTEMBER 30		NINE MONTHS ENDED SEPTEMBER 30
	2004	2003	2004	2003
INTEREST INCOME:
Interest & fees on loans	$3,019	$3,099	$8,969	$9,462
Interest on securities	747	705	2,205	2,229
Other interest income	7	10	10	20

TOTAL INTEREST INCOME	3,773	3,814	11,184	11,711

INTEREST EXPENSE:
Interest on deposits	795	933	2,418	2,933
Other interest expense	166	208	482	623

TOTAL INTEREST EXPENSE	961	1,141	2,900	3,556

Net interest income	2,812	2,673	8,284	8,155
Provision (credit) for loan losses	250	—	423	(51)

Net interest income after provision (credit) for loan losses	2,562	2,673	7,861	8,206
Noninterest income	523	607	1,568	1,634
Gain on sales of securities	559	—	585	—
Noninterest expense	2,673	2,997	7,723	8,254

Net income before federal income taxes	971	283	2,291	1,586
Federal income tax provision (credit)	224	(56)	416	78

NET INCOME	$747	$339	$1,875	$1,508

EARNINGS PER SHARE	$0.28	$0.13	$0.71	$0.57